Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
June 27, 2014 Intuit Inc. 2700 Coast Avenue Mountain View, California 94043	FIRM / AFFILIATE OFFICES
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Re:	Registration Statement on Form S-8; 369,730
shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Intuit Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 369,730 shares of common stock, par value $0.01 per share (the “Shares”), of the Company issuable pursuant to outstanding unvested options and restricted stock units assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 23, 2014 by and among the Company, Cheetah Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Check Inc. (“Check”) and Shareholder Representative Services LLC, (the “Stockholder Representative”) thereunder (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company assumed such outstanding unvested options and restricted stock units of Check under the Check Inc. Second Restated 2007 Stock Option Incentive Plan and the Netgate Software Ltd Israeli Sub Plan to the Check Inc. Second Restated 2007 Stock Option Incentive Plan (together, the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2014 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by the Company for legal consideration (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan have been duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law

June 27, 2014

and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP